Exhibit 32.3

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Third Amendment”) is entered into as of July 14, 2014 (the “Execution Date”), by and between HUB PROPERTIES TRUST, a Maryland real estate investment trust, successor-in-interest to Waterfront Corporate Center Realty Corporation, the successor-in-interest to Block A South Waterfront Development L.L.C. (“Landlord”), and JOHN WILEY & SONS, INC., a New York corporation (“Tenant”).

WHEREAS, Landlord’s predecessors and Tenant entered into that certain Agreement of Lease dated August 4, 2000, as amended by an Agreement Regarding Construction of Tenant Improvements and Amendment to Lease dated August 4, 2000 (“Override Agreement”), a Lease Amendment dated November 5, 2001, and a Second Amendment to Lease dated August 3, 2009 (as amended, the “Lease”) for the lease of certain premises containing 383,128 rentable square feet of office space (the “Office Premises”) consisting of the entire second, third, fourth, fifth, sixth, seventh, eighth, and ninth floors of the building (as more particularly set forth on Exhibit F, Third Amendment attached hereto) located at 111 River Street, Hoboken, New Jersey 07030 (the “Building”) and 3,279 rentable square feet of storage space (the “Storage Space”) located on the lower level of the Building (the Office Premises and Storage Space, collectively, the “Premises”) containing a total of 386,407 rentable square feet;

WHEREAS, the Term of the Lease with respect to the Premises is scheduled to expire on June 30, 2017, and Landlord and Tenant desire to extend the Term of the Lease as provided for herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect, among other things, the extension of the Term, and the modification of certain other provisions of the Lease, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Extension of Term of Lease.  The Term of the Lease for the Premises is hereby extended for a period (the “Extension Term”) commencing on July 1, 2017, and expiring on March 31, 2033 (the “Extended Expiration Date”).  The Extension Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the Extension Term, except to the extent inconsistent with the provisions of this Third Amendment.  Except as specifically set forth in Section 11 of this Third Amendment, Tenant shall have no further option to extend the Term of the Lease beyond the Extended Expiration Date.

2. Base Rent.

A. Office Premises (383,128 rsf)*.  With respect to the Extension Term, Tenant shall pay Base Rent to Landlord for the Office Premises, as set forth below:

Period	Annual Base Rent	Monthly Base Rent	Rent Per Rentable Square Foot
7/1/17 – 3/31/23**	$14,367,300.00	$1,197,275.00	$37.50
4/1/23 – 3/31/28	$15,899,812.00	$1,324,984.33	$41.50
4/1/28 – 3/31/33	$17,432,324.00	$1,452,693.67	$45.50

B. Storage Space (3,279 rsf).  With respect to the Extension Term, Tenant shall pay to Landlord Base Rent for the Storage Space as set forth below:

Period	Annual Base Rent	Monthly Base Rent	Rent Per Rentable Square Foot
7/1/17 – 3/31/23**	$55,743.00	$4,645.25	$17.00
4/1/23 – 3/31/28	$62,301.00	$5,191.75	$19.00
4/1/28 – 3/31/33	$68,859.00	$5,738.25	$21.00

*Notwithstanding the foregoing, in the event Tenant exercises its Contraction Rights, Right of First Offer, and/or Expansion Rights set forth in this Third Amendment, the Base Rent schedule set forth in clause (i) above shall be adjusted accordingly based on the Rent Per Rentable Square Foot referenced above to reflect the reduction and/or increase in the square footage of the Office Premises.

** Provided that no uncured Rent Abatement Event of Default exists as of July 1, 2017, then Tenant shall be entitled to an abatement of Monthly Base Rent (the “Abated Base Rent”) for a period of nine (9) months commencing July 1, 2017, and expiring March 31, 2018 (the “Rent Abatement Period”). Notwithstanding the foregoing, Tenant shall not be entitled to the Abated Base Rent with respect to any portion of the Initial Contraction Premises for which Tenant has exercised its Initial Contraction Right pursuant to Section 9 hereof.  A “Rent Abatement Event of Default” shall mean that Tenant fails to pay when due any installment of Monthly Base Rent or Tenant’s monthly payment of Tenant’s Proportionate Share of increases in Operating Expenses (excluding any installment of Monthly Base Rent or Tenant’s monthly payment of Tenant’s Proportionate Share of increases in Operating Expenses that Tenant claims, in good faith and by notice to Landlord, is subject to a right of set-off or abatement pursuant to an express provision of the Lease, as amended hereby) within ten (10) days following Tenant’s receipt of written notice from Landlord that the same is past due and such failure continues for more than five (5) Business Days after receipt by Tenant of a second written notice from Landlord.

3. Additional Rent.  Effective as of July 1, 2017 and continuing through the Extension Term, Tenant shall pay Tenant’s Proportionate Share of increases in Operating Expenses with respect to the Office Premises in accordance with the provisions of Article 5 of the Lease, except that:  (x) the Base Year shall be the calendar year 2018 for all Operating Expenses other than Taxes, and (y) with respect to the Taxes included in Operating Expenses, the Base Year shall be the Fiscal Years 2017 and 2018 (i.e., one half (1/2) of the Taxes payable for Fiscal Year 2017 and one half (1/2) of the Taxes payable for Fiscal Year 2018).  Tenant shall have the right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, any voluntary election by Landlord during the Term of the Lease to remove the Building from the PILOT payment schedule and place the Building on the real estate tax rolls, as set forth in Section 5.1 of the Underlying Agreement, and Landlord agrees to provide Tenant with reasonable prior written notice of any negotiations with the City of Hoboken for any changes to the PILOT Agreement or real estate tax structure for the Building.

4. Electricity.  During the Extension Term, Tenant shall continue to pay for electricity consumed in the Premises in accordance with the provisions of Section 1.3 of the Lease.  In the event that Tenant requests additional electrical capacity for Tenant’s use and operations in the Premises and demonstrates a need for such capacity, in Landlord’s reasonable discretion, Landlord will engage an engineer to determine the amount of additional electrical capacity available in the Building.  To the extent that Landlord determines, in Landlord’s bona fide business judgment, that there is capacity available in the Building to satisfy Tenant’s demonstrated need, taking into consideration the reasonable needs of the other tenants in the Building, Landlord shall offer such additional electrical capacity.  Tenant shall be responsible for all reasonable costs and expenses incurred by Landlord in connection with providing such additional electrical capacity to Tenant (including, without limitation, the installation of any equipment, infra-structure, utility, engineering, design and construction costs.  Tenant shall, as additional rent, pay to Landlord any such costs incurred by Landlord, within thirty (30) days of billing therefor.  Any additional electricity consumed by Tenant shall be paid by Tenant as Tenant Electric pursuant Section 1.3 of the Lease.

5. Condition of Premises. Whereas Tenant is in occupancy of the Premises, Tenant shall take the Premises “as-is,” in the condition in which the Premises are in as of the date hereof, without any obligation on the part of Landlord to provide any leasehold improvements to the Premises and without any representation or warranty by Landlord to Tenant as to the condition of the Premises or the Building, provided that the foregoing shall not modify or affect Landlord’s ongoing maintenance, repair and replacement obligations as otherwise contained in the Lease.  Tenant may, at Tenant’s sole cost and expense (but for Landlord’s Contribution, as hereinafter defined) perform all leasehold improvements necessary to refurbish the Office Premises for the Extension Term (“Tenant’s Work”).  Tenant’s Work shall be performed in accordance with the terms of the Lease, including, without limitation, Article 9 of the Lease.

6. Landlord’s Contribution.

A. Landlord shall, in the manner hereinafter set forth and subject to paragraph (4) below, provide Tenant with an allowance (the “Allowance”) not to exceed $19,613,044.00 (“Maximum Amount”) towards the Cost (as hereinafter defined) of Tenant’s Work.  “Cost” shall include, without limitation, the following:  (i) all actual and documented architectural, engineering, and construction fees and expenses, (ii) all actual and documented contractor charges for the cost of work and materials, (iii) all actual and documented profit and general conditions, and (iv) all filing fees and other permitting costs. “Landlord’s Contribution” shall be the lesser of (x) the actual Cost of Tenant’s Work or (y) the Allowance.  The Allowance represents the sum of a base allowance not to exceed $15,325,120.00 (the “Base Allowance”) and an additional allowance in the amount of $4,287,924.00 (the “Additional Allowance”).  Tenant shall be entitled to use up to $2,298,768.00 (i.e., $6.00 per rentable square foot of the Office Premises of 383,128 rentable square feet) of the Base Allowance towards the so-called “Soft Costs” of Tenant’s Work (i.e., architectural and engineering costs, moving costs, cabling costs, the cost of furniture, fixtures and equipment purchased by Tenant for use in the Office Premises, the cost of installing any signage on the exterior of the Building which Tenant is permitted to install pursuant to the Lease, as amended by this Second Amendment), and Tenant may use the entire Additional Allowance for Soft Costs without limitation, for a total of $6,586,692.00 of the Allowance that may be used by Tenant for Soft Costs.  In the event the entire Additional Allowance has not been requisitioned by Tenant for Costs (including Soft Costs) by December 31, 2020, Tenant shall have no right to use any unused portion of the Additional Allowance. Solely for the potential adjustment in the Landlord’s Contribution based upon the exercise of the Initial Contraction Option by Tenant pursuant to Section 9 hereof, the portion of the Base Allowance allocable to the 9th floor is $1,842,480.00 and the portion of the Additional Allowance allocable to the 9th floor is $609,314.00.

B. Provided that there is no Event of Default by Tenant, beyond applicable notice and grace periods, under the Lease at the time that Tenant submits any requisition (“Requisition”) on account of Landlord’s Contribution, Landlord shall pay the cost of the work shown on each Requisition submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord.  Notwithstanding the foregoing, if Landlord declines to fund any Requisition due to the existence of an Event of Default by Tenant as of the date of such Requisition, provided that the Lease is in full force and effect and Tenant cures such Event of Default in accordance with the terms and conditions of the Lease, then, subject to the provisions set forth in this Section 6.B, Tenant shall have the right to re-submit such declined Requisition, and Landlord shall pay any amounts properly due under such resubmitted Requisition.  Each Tenant Requisition shall be accompanied, where applicable, by the following:  (i) a detailed breakdown of the costs of Tenant’s Work, (ii) a copy of each Application for Payment (substantially on the standard AIA G702 form) from Tenant’s contractor for all contractor charges included in the Requisition, (iii) copies of invoices for any architectural fees and other costs not covered by a contractor’s Application for Payment that are included in Tenant’s Requisition, (iv) a certification by an appropriate officer of Tenant or by Tenant’s architect that all of the construction work to be paid for with the Landlord’s Contribution has been completed in a good and workmanlike manner, in accordance with Tenant’s Plans, (v) executed waivers of mechanic’s or material supplier’s liens (in such form as Landlord shall reasonably require) waiving, releasing and relinquishing all liens, claims and rights to lien under applicable laws on account of any labor, materials and/or equipment furnished by any party in an amount in excess of $25,000 through the date of Tenant’s Requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the Tenant’s Requisition), and (vi) a certification by an appropriate officer of Tenant that Tenant has made (or upon receipt of the amount requested in the Tenant’s Requisition shall make) full payment for all of the work and other costs of Tenant’s Work covered by the Requisition.  Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Requisition in order to verify the amount thereof.  In no event shall Landlord be required to disburse Landlord’s Contribution to Tenant more frequently than monthly.

C. Upon Substantial Completion (as hereinafter defined), Tenant shall deliver to Landlord the items required to be delivered by Tenant pursuant to Section H of Exhibit B, Third Amendment attached hereto.  For the purposes of this Section 6, “Substantial Completion” shall mean completed in such a fashion as to enable Tenant, upon furnishing the same, to open for business in the normal course.

D. Notwithstanding anything to the contrary herein contained:

(i) Except with respect to work and/or materials previously paid for by Tenant, as evidenced by paid invoices and written lien waivers provided to Landlord, Landlord shall have the right with respect to any Tenant contractor or vendor that has filed a lien against the Property for work performed, or claimed to be performed, which has not been discharged or bonded over, to have Landlord’s Contribution paid to both Tenant and such contractor or vendor jointly, or directly to such contractor or vendor.

(ii) Landlord shall have no obligation to pay Landlord’s Contribution in respect of any Requisition submitted prior to January 1, 2015 or after December 31, 2020.

(iii) If Tenant submits a valid and proper Requisition for payment of Landlord’s Contribution, and all of the conditions thereto as set forth above have been timely, fully and completely satisfied, and Landlord shall fail timely to pay the amount requested and such failure shall continue for thirty (30) days after Tenant provides a written notice to Landlord which expressly and specifically identifies such failure to pay the amount requested and specifically references this Section 6.D, then Tenant shall have the right to set-off such unpaid amount against the next monthly installment(s) of rent payable under the Lease.

(iv) Tenant shall not be entitled to any unused portion of Landlord’s Contribution.

E. Notwithstanding the foregoing, Tenant shall have no right to submit any Requisition to Landlord on account of the portion of the Allowance which is allocable to the Ninth Floor Premises (i.e. $2,451,794.00) until such time as Tenant’s right to terminate the Lease under the Initial Contraction Option with respect to any portion of the Ninth Floor Premises, as set forth in Section 9 below, has either lapsed unexercised or has been irrevocably waived by Tenant in writing.  Notwithstanding the provisions of Section 6.D(ii) above, the last date on or before which Tenant shall have the right to submit a Requisition with respect to that portion of the Allowance for the Ninth Floor Premises shall be December 31, 2020.

7. Rights of First Offer/Option to Lease—Tenth (10th) Floor.

A. Definitions:  For the purposes of this Section 7:

(i) The “RFO Premises” shall be defined as the portion of the tenth (10th) floor of the Building, containing approximately 17,976 rentable square feet, which is substantially as shown on Exhibit A, Third Amendment..

(ii) The “Option Period” shall be defined as the period commencing on the Execution Date of this Third Amendment and continuing through May 31, 2015.

(iii) The “RFO Period” shall be defined as the period from June 1, 2015 through May 31, 2016.

(iv) The “RFO Conditions” are that, both as of the date of the Landlord’s RFO Notice and as of the commencement of the term of the Lease with respect to the RFO Premises: (w) there shall exist no Event of Default by Tenant, (x) John Wiley & Sons, Inc. (or any successor or Affiliate or Business Group (as said terms are defined in Article 10 of the Lease) shall actually occupy premises in the Building containing at least 251,164 rentable square feet, (y) Tenant has not given a Future Contraction Notice, as defined in Section 9 hereof, within the two (2) year period immediately preceding the date that Tenant gives Tenant’s RFO Exercise Notice as defined in Section 7.B below, and (z) the Lease is in full force and effect.

B. Tenant’s Rights during Option Period.  Subject to the RFO Conditions, which Landlord may, in its sole and absolute discretion, waive at any time upon by written notice to Tenant, then Tenant shall, subject to the provisions of this Section 7.B, have the right to lease the entirety of the RFO Premises by giving written notice (“Tenant’s RFO Exercise Notice”) to Landlord at any time during the Option Period.  Notwithstanding the foregoing, if, during the Option Period, Landlord shall receive an expression of interest to lease the RFO Premises, or any portion thereof, from a bona fide third party prospect (“Prospect”), Landlord shall so notify Tenant in writing (“Landlord’s RFO Notice”).  In such event, Tenant may irrevocably elect to lease such RFO Premises by Tenant’s RFO Exercise Notice to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s RFO Notice.  If Tenant fails timely to give Tenant’s RFO Exercise Notice after receiving Landlord’s RFO Notice, then Landlord shall thereafter be free to lease any or all of the RFO Premises to the Prospect, on such terms and conditions as Landlord may deem appropriate, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this Section 7; provided that (i) if Landlord fails to enter into a Lease for the RFO Premises with the Prospect within one hundred eighty (180) days following Landlord’s RFO Notice, Tenant’s rights under this Section 7.B. shall be reinstated, and (ii) Tenant’s rights under this Section 7.B shall continue with respect to the portion of the RFO Premises not leased to such Prospect.  If Tenant timely gives Tenant’s RFO Exercise Notice, whether prior to its receipt of Landlord’s RFO Notice, or within thirty (30) days after Tenant’s receipt of Landlord’s RFO Notice, then Tenant shall lease the entirety of the RFO Premises on the terms and conditions hereinafter set forth.

C. Tenant’s Rights during RFO Period.  So long as (i) this Lease is still in full force and effect and (ii) subject to the RFO Conditions, which Landlord may, in its sole and absolute discretion, waive at any time upon by written notice to Tenant, then Tenant shall, subject to the provisions of this Section 7.C, have the right to lease the entirety of the RFO Premises by giving written notice (“Tenant’s RFO Exercise Notice”) to Landlord at any time during the RFO Period.  Notwithstanding the foregoing, if, at the time of Tenant’s RFO Exercise Notice, Landlord is in active negotiations to lease the RFO Premises, or any portion thereof, with a Prospect, which negotiations shall have, at a minimum, include the prior issuance by Landlord of a written non-binding proposal to lease at least 5,000 rentable square feet of the RFO Premises to such Prospect, then Tenant’s RFO Exercise Notice shall be void and without force or effect solely with respect to the portion of the RFO Premises then subject to negotiations with such Prospect.  If Landlord enters into a lease of the RFO Premises, or any portion thereof, with the Prospect with whom Landlord was then in negotiations, Tenant shall have no further right to lease the portion of the RFO Premises leased to such Prospect pursuant to this Section 7.  If, however, Landlord does not enter into a lease of the RFO Premises, or any portion thereof, with the Prospect with whom Landlord was then in negotiations, Tenant shall have the right to give a subsequent Tenant’s RFO Exercise Notice during the RFO Period. Landlord shall have no obligation, during the RFO Period, to give Tenant notice when Landlord has received an offer from, or is negotiating with, a Prospect; provided, however, within not more than ten (10) days after delivery of Tenant’s written request (which request may be made during the RFO Period), Landlord will provide Tenant with written notice as to whether Landlord has received an offer from, or is then negotiating with, a Prospect for the RFO Premises.  If Tenant timely gives Tenant’s RFO Exercise Notice during the RFO Period which is effective, as aforesaid, then Tenant shall lease the entirety of the RFO Premises on the terms and conditions hereinafter set forth.  If Tenant does not timely and properly elect to lease the RFO Premises during either the Option Period or the RFO Period, then Landlord shall, after the expiration of the RFO Period, be free to lease any or all of the RFO Premises to a third party or parties from time to time on such terms and conditions as Landlord may deem appropriate.

D. Tenant’s RFO Exercise Notice.  Tenant’s RFO Exercise Notice shall include (i) the Commencement Date with respect to the RFO Premises, which shall be as designated by Tenant, but not later than the date ninety (90) days after Tenant’s RFO Exercise Notice, and (ii) the length of term of the RFO Premises, which shall expire not less than two (2) years from the Commencement Date, but not later than the expiration of the term of the Lease (as may be extended pursuant to the Lease) with respect to the other premises demised to Tenant.

E. Terms Applicable to RFO Premises.  If Tenant timely exercises its option to lease the RFO Premises pursuant to this Section 7, whether during the Option Period or the RFO Period, then Tenant’s lease of the RFO Premises shall be on all of the same terms and conditions as are applicable to the Office Premises demised to Tenant, except that: (i) the Base Rent payable by Tenant with respect to the RFO Premises shall be based upon the same per-square-foot rental rate then payable, from time to time, (ii) Landlord shall have no obligation to perform any leasehold improvements in the RFO Premises or provide any allowance to Tenant for the preparation of the RFO Premises for Tenant’s occupancy therefor unless Tenant elects to make the term of the RFO Premises coterminous with the balance of the Office Premises, in which event Tenant shall be entitled to an allowance with respect to the RFO Premises calculated at the rate of $40.00 per rentable square foot, which allowance shall be subject to the provisions of Section 6 hereof; (iii) Tenant shall not be entitled to any free rent with respect to the RFO Premises unless Tenant elects to make the term of the RFO Premises coterminous with the balance of the Office Premises, in which event Tenant’s obligation to pay Base Rent with respect to the RFO Premises shall be abated for the Rent Abatement Period, subject to the terms and conditions of Section 2 hereof; and (iv) Tenant shall have no right to extend the term of the lease for the RFO Premises unless Tenant elects, in its RFO Exercise Notice, to lease the RFO Premises through March 31, 2033, in which event, Tenant’s extension options, as referenced in Section 11 hereof, shall apply to the RFO Premises.

F. Confirmatory Amendment.  If Tenant shall exercise its right to lease the RFO Premises, Landlord and Tenant shall enter into an amendment to this Lease within thirty (30) days after the delivery of Tenant’s RFO Exercise Notice, to be prepared by Landlord and in form reasonably acceptable to Landlord and Tenant, confirming Tenant’s demise of such RFO Premises.  Such amendment is confirmatory in nature and shall not be a condition to the binding exercise by Tenant of its rights pursuant to this Section 7.

8. Expansion Right.

A. Definitions.  For the purposes of this Section 8:

(i) The “Expansion Option Period” shall be defined as the period commencing as of November 1, 2021 and expiring as of October 31, 2023.

(ii) The “Expansion Premises” shall be defined as one entire floor of the Building, which floor shall be designated by Landlord as provided in Section 8.B.

(iii) The “Expansion Option Conditions” are that, both as of the date of the Tenant’s Expansion Exercise Notice as defined in Section 8.C below and as of the commencement of the term of the Lease with respect to the Expansion Premises: (i) there shall exist no Event of Default by Tenant, (ii) John Wiley & Sons, Inc. (or any successor or Affiliate or Business Group (as said terms are defined in Article 10 of the Lease) shall actually occupy premises in the Building containing at least 251,164 rentable square feet, (iii) Tenant has not given a Future Contraction Notice, as defined in Section 9 hereof, within the two (2) year period immediately preceding the date that Tenant gives Tenant’s Expansion Exercise Notice, and (iv) the Lease is in full force and effect.

(iv) The “Anticipated Expansion Premises Delivery Date” shall be a date within the Expansion Option Period designated by Landlord in accordance with Section 8.B below.

(v) The “Last Expansion Option Exercise Date” shall be defined as the date fifteen (15) months prior to the Anticipated Expansion Premises Delivery Date.

B. Landlord’s Designation of Location of Expansion Premises and Anticipated Expansion Premises Delivery Date.  Landlord shall give Tenant written notice (“Landlord’s Designation Notice”) advising Tenant of the location of the Expansion Premises and the Anticipated Expansion Premises Delivery Date not later than the later of: (i) November 1, 2020, or (ii) the date fifteen (15) days after Tenant gives Landlord a written notice (“Tenant’s Reminder Notice”) that Landlord has failed to give Landlord’s Designation Notice to Tenant.  Tenant may give Tenant’s Reminder Notice to Landlord on or after August 1, 2020, but not later than July 31, 2022.  If Landlord has not delivered Landlord’s Designation Notice and Tenant has not delivered Tenant’s Reminder Notice by July 31, 2022, then Tenant shall have no further right to lease the Expansion Premises pursuant to this Section 8.  Landlord agrees that Landlord will not (i) designate any space which another party has the right to occupy after the Anticipated Expansion Premises Delivery Date as the Expansion Premises, or (ii) enter into any agreement granting any party a right to occupy the designated Expansion Premises after the Anticipated Expansion Premises Delivery Date.

C. Exercise of Tenant’s Right to Lease the Expansion Premises.  Subject to the Expansion Option Conditions, which Landlord may, in its sole and absolute discretion, waive at any time upon by written notice to Tenant, Tenant shall have the right to lease the Expansion Premises by giving written notice (“Tenant’s Expansion Exercise Notice”) to Landlord on or before the Last Expansion Option Exercise Date.  If Tenant does not timely give Tenant’s Expansion Exercise Notice, then Tenant shall have no further right to lease the Expansion Premises pursuant to this Section 8, time being of the essence of this Section 8.  If Tenant timely and properly exercises its right to lease the Expansion Premises pursuant to this Section 8, then Landlord shall demise and lease the Expansion Premises to Tenant, and Tenant shall hire and take the Expansion Premises from Landlord for a term expiring as of March 31, 2033, and upon all of the same terms and conditions of the Lease with respect to the Office Premises, except that:

(i) the Base Rent payable for the Expansion Premises shall be equal to 100% of the Fair Market Rent (as defined in Section 32.2(ii) of the Lease) for the Expansion Premises, determined in accordance with Section 8.D below;

(ii) Tenant shall take the Expansion Premises in “as-is” condition, with Landlord having no obligation to perform any leasehold improvements in the Expansion Premises or to provide any allowance to Tenant for the preparation of the Expansion Premises (the parties expressly agree that, the condition of the Expansion Premises (e.g., whether or not the existing improvements remain or are demolished) and the fact that Landlord is not providing any allowance shall, in addition to all other relevant factors, be considered in the determination of Fair Market Rent for Tenant’s occupancy therefor);

(iii) Tenant shall not be entitled to any free rent with respect to the Expansion Premises, which shall be factored into the determination of Fair Market Rent for Tenant’s occupancy therefor (the parties expressly agree that, the fact that Landlord is not providing any free rent shall, in addition to all other relevant factors, be considered in the determination of Fair Market Rent for Tenant’s occupancy therefor);

(iv) the Base Year with respect to Operating Expenses for the Expansion Premises shall be the calendar year in which the Commencement Date with respect to the Expansion Premises occurs;

(v) the Base Year with respect to Taxes for the Expansion Premises shall be the fiscal tax year in which the Commencement Date with respect to the Expansion Premises occurs; and

(vi) the Commencement Date with respect to the Expansion Premises shall be the later of: (i) the Anticipated Expansion Premises Delivery Date, or (ii) the date that Landlord delivers the Expansion Premises to Tenant, free and clear of all tenants and occupants.  If the prior tenant or occupant of the Expansion Premises does not yield-up and surrender the Expansion Premises on or before the Anticipated Expansion Premises Delivery Date, Landlord will exercise commercially diligent efforts to (x) cause such prior tenant or occupant to yield up and surrender the Expansion Premises including commencement and prosecution of a summary process proceeding, and (y) recover a holdover premium from such prior tenant or occupant (i.e., the amount, if any, which such prior tenant or occupant is required to pay to Landlord in respect of any period of hold over in the Expansion Premises in excess of the amount of rent and other charges which was payable by the tenant of the Expansion Premises to Landlord immediately prior to the commencement of such hold over), and any holdover premium actually received by Landlord shall be delivered to Tenant, after deducting Landlord’s reasonable out-of-pocket legal fees and costs of collection paid in connection therewith.  Notwithstanding the foregoing, if the Commencement Date with respect to the Expansion Premises does not occur on or before the date which is five (5) months after the Anticipated Expansion Premises Delivery Date (the “Expansion Space Cancellation Date”), then, at any time after the Expansion Space Cancellation Date and prior to the occurrence of the Commencement Date with respect to the Expansion Premises, Tenant may elect to cancel and rescind the exercise of its option to lease the applicable Expansion Premises by giving Landlord a thirty (30) day written notice (the “Expansion Space Rescission Notice”).  If the Commencement Date with respect to the Expansion Premises does not occur on or before the date thirty (30) days after Landlord receives such Expansion Space Rescission Notice, then: (i) Tenant’s exercise of its right to lease the Expansion Premises shall be cancelled and rescinded, (ii) Tenant shall have no further rights or claims to such Expansion Premises pursuant to this Section 8, (iii) neither Landlord nor Tenant shall have any further obligations or liabilities to each other with respect to such Expansion Premises, and (iv) the Lease shall remain in full force and effect in all other respects.  Notwithstanding any provision contained herein, if the Commencement Date with respect to the Expansion Premises occurs on or before the date thirty (30) days after Landlord receives the Expansion Space Rescission Notice, then the Expansion Space Rescission Notice shall be void and Tenant shall have no further right to cancel and rescind the exercise of its option to lease the applicable Expansion Premises.  Provided that Landlord has used commercially diligent efforts as set forth in this Section 8.C(vi), the provisions of this Section 8.C set forth Tenant’s sole remedies, both at law and in equity, in the event of any delay in the Commencement Date with respect to the Expansion Premises.

D. Determination of Fair Market Rent for Expansion Premises.  If Tenant timely exercises its right to lease the Expansion Premises, then Landlord shall, on or before the date forty-five (45) days after Landlord’s receipt of Tenant’s Expansion Exercise Notice, give written notice to Tenant advising Tenant of Landlord’s determination of the Fair Market Rent for said Expansion Premises (“Landlord’s FMR Determination”).  Tenant shall, on or before the date forty-five (45) days of Tenant’s receipt of Landlord’s FMR Determination, give Landlord written notice advising Landlord as to whether Tenant accepts or rejects Landlord’s FMR Determination, and if Tenant rejects Landlord’s FMR Determination, said notice will also specify Tenant’s determination of the Fair Market Rent for the Expansion Premises (“Tenant’s FMR Determination”).  If Tenant does not timely give Tenant’s FMR Determination to Landlord as set forth above and then also fails to give Tenant’s FMR Determination to Landlord within five (5) business days after Tenant’s receipt of a second written notice from Landlord notifying Tenant of Landlord’s determination of such Fair Market Rent, then Tenant shall be conclusively deemed to have agreed with Landlord’s FMR Determination and the Base Rent payable by Tenant with respect to the Expansion Premises shall be based upon Landlord’s FMR Determination.  If Landlord fails to notify Tenant within fifteen (15) days of Tenant’s FMR Determination and then also fails to notify Tenant within five (5) business days after Landlord’s receipt of a second written notice from Tenant notifying Landlord of Tenant’s determination of such Fair Market Rent, then Landlord shall be conclusively deemed to have agreed with Tenant’s FMR Determination and the Base Rent payable by Tenant with respect to the Expansion Premises shall be based upon Tenant’s FMR Determination.  If Tenant timely gives Tenant’s FMR Determination to Landlord, and if Landlord timely notifies Tenant that Landlord does not agree with Tenant’s FMR Determination (each within the time periods set forth above), then Fair Market Rent shall be promptly submitted to dispute resolution in accordance with Section 32.2(iii) of the Lease, except that, for the purposes of this Section 8:

(i) the first two sentences of Section 32.2(iii) shall have no applicability,

(ii) Landlord and Tenant shall agree upon a Qualified Appraiser (as required by the third sentence of Section 32.2(iii)) within fifteen (15) days after Landlord notifies Tenant that Landlord does not agree with Tenant’s FMR Determination,

(iii) Landlord’s FMR Determination shall be deemed to be “Landlord’s Rent Notice”, and Tenant’s FMR Determination shall be deemed to be “Tenant’s good faith determination of the fair market rent and the annual Base Rent”,

(iv) references in Section 32.2(iii) to “the extended term” shall be deemed to be references to “the Expansion Premises”, and

(v) if the rent payable with respect to the Expansion Premises has not been determined prior to the Commencement Date of the Expansion Premises, then Tenant shall commence to pay Base Rent and other charges payable under the Lease in accordance with Landlord’s FMR Determination, and, within thirty (30) days after the rent with respect to the Expansion Premises has been finally agreed to or determined, Landlord shall refund any overpayment to Tenant if the independent Qualified Appraiser selects Tenant’s FMR Determination.

E. Confirmatory Amendment.  If Tenant shall exercise its right to lease the Expansion Premises, Landlord and Tenant shall enter into an amendment to this Lease within thirty (30) days after the delivery of Tenant’s Expansion Exercise Notice, to be prepared by Landlord and in form reasonably acceptable to Landlord and Tenant, confirming Tenant’s demise of the Expansion Premises.  Such amendment is confirmatory in nature and shall not be a condition to the binding exercise by Tenant of its rights pursuant to this Section 8.  If the Base Rent payable by Tenant with respect to the Expansion Premises has not been determined as of the time that such confirmatory amendment is entered into, then, after such Base Rent has been determined (either by agreement of the parties or arbitration, as aforesaid), the parties shall execute a subsequent agreement confirming such Base Rent.

F. Summary of Tenant’s Rights to Lease Additional Premises.  Except as expressly referenced or set forth in this Third Amendment and Article 33 of the Lease, as amended by this Third Amendment, Tenant has no other rights to lease additional premises in the Building or elsewhere pursuant to the Lease.  Without limiting the foregoing, Article 35 of the Lease is void and without further force or effect.

9. Tenant’s Contraction Rights.

A. Definitions:  For the purposes of this Section 9:

(i) The “Contraction Conditions” are that, both as of the date that the applicable Contraction Notice is given and as of the applicable Surrender Date, (x) there shall exist no Event of Default by Tenant, and (y) this Lease is in full force and effect.

(ii) The “Initial Contraction Premises” shall be defined as either: (x) the entire ninth floor or (y) a portion of the ninth floor as designated by Tenant in the Initial Contraction Notice, but in no event shall the Initial Contraction Premises consist of less than fifty percent (50%) of the rentable floor area of the ninth floor.  If Tenant elects that the Initial Contraction Premises shall consist of less than the entire floor, then both the Initial Contraction Premises and the remainder of the ninth floor shall, in Landlord’s reasonable judgment, be of marketable configuration with marketable fenestration.  Landlord acknowledges and agrees that the portion of the ninth floor as shown on Exhibit G, Third Amendment attached hereto is a configuration that leaves the remainder of the ninth floor of marketable configuration with marketable fenestration and is therefore approved as a configuration that may be selected by Tenant as the Initial Contraction Premises.

(iii) The “Future Contraction Premises” shall be defined as follows:  If Tenant exercises its Initial Contraction Right, and the Initial Contraction Premises constitute the entirety of the ninth floor, the Future Contraction Premises shall be the entirety of the eighth floor. If Tenant exercises its Initial Contraction Right, and the Initial Contraction Premises does not constitute the entirety of the ninth floor, then the Future Contraction Premises shall be the portion of the ninth floor which was not included in the Initial Contraction Premises.  If Tenant does not exercise its Initial Contraction Right, then the Future Contraction Premises shall be the entirety of the ninth floor.

(iv) The “Future Contraction Fee” shall be equal to the sum of: (i) the amount of Base Rent and other charges which would have been payable by Tenant to Landlord with respect to the Future Contraction Premises for the six (6) month period immediately following the Future Surrender Date, plus (ii) the Unamortized Portion of Landlord’s Transaction Costs.

(v) The “Unamortized Portion” shall be defined as the unamortized cost as of the Future Surrender Date, based on straight line depreciation computed with interest at the rate of eight percent (8%) per annum, over the period commencing on the date (“Amortization Period Commencement Date”) of the actual payment or disbursement of the applicable Landlord Transaction Cost allocable to the Future Contraction Premises and ending as of the expiration of the Extension Term.  The Future Surrender Date shall be the Amortization Period Commencement Date with respect to any portion of Landlord’s Contribution which is undrawn as of the Future Surrender Date.

(vi) The “Landlord’s Transaction Costs” shall be equal to the sum of: (x) the portion of the maximum amount of Landlord’s Contribution (i.e. the portion of $19,613,044.00) allocable, on a per rentable square foot basis to the Future Contraction Premises, plus (y) the portion of the Abated Base Rent to which Tenant received the benefit hereunder allocable to the Future Contraction Premises, on a per rentable square foot basis, and (z) the portion of brokerage commissions actually incurred by Landlord with respect to this Third Amendment allocable to the Future Contraction Premises on a per rentable square foot basis.  Landlord shall, upon written request (it being agreed that Tenant may make multiple requests until the full amount of Landlord’s Transaction Costs have been provided by Landlord) of Tenant, provide to Tenant the amount of, and verification of, such costs, to the extent then available to Landlord.

B. Initial Contraction Right.

(i) Procedures for Initial Contraction Right Exercise.  Subject to the Contraction Conditions, which Landlord may waive in its sole and absolute discretion, at any time, upon written notice to Tenant, Tenant shall have the right (the “Initial Contraction Right”) to terminate the Term of the Lease with respect to the Initial Contraction Premises.  Tenant may exercise the Initial Contraction Right by giving Landlord written notice (“Initial Contraction Notice”) on or after December 31, 2015, but on or before June 30, 2016.  The Initial Contraction Notice shall set forth: (1) the size of the Initial Contraction Premises (which shall be subject to the limitations set forth in the definition of the Initial Contraction Premises set forth above), (2) the configuration of the Initial Contraction Premises (which shall be subject to Landlord’s reasonable approval in accordance with the definition of the Initial Contraction Premises set forth above), (3) the date (“Initial Surrender Date”) that the term of the Lease with respect to the Initial Contraction Premises will terminate, which Initial Surrender Date shall be no earlier than the last day of the calendar month which is twelve (12) months after Landlord receives the Initial Contraction Notice and no later than the last date of the calendar month which is twenty-four (24) months after Landlord receives the Initial Contraction Notice.  If Tenant fails timely give an Initial Contraction Notice, then Tenant’s Initial Contraction Right shall be null and without force or effect.

(ii) Tenant’s Obligations in the Event of Initial Contraction Right Exercise.  If Tenant exercises its Initial Contraction Right, then:

(1) If the Initial Contraction Premises constitute less than the entire ninth floor, then Tenant, at Tenant’s sole cost and expense, shall construct a wall separating the Initial Contraction Premises from the balance of the Premises, separate the utilities, fire/life/safety systems, ceiling system, HVAC ducts and diffusers and other Building mechanical, electrical and plumbing systems between the Initial Contraction Premises and the balance of the Premises, and otherwise perform all work with respect to such items or otherwise necessary to separately demise the Initial Contraction Premises from the balance of the Premises, so as to permit the use and occupancy of the same in accordance with all applicable laws, rules and regulations (“Tenant’s Demising Work”).  Tenant’s Demising Work shall be completed on or before the Initial Surrender Date.  All Tenant’s Demising Work shall be performed in accordance with the provisions of the Lease (including, without limitation, Articles 9 and 27 thereof), and Section 8.B of this Third Amendment.  Without limiting the foregoing, Tenant’s Demising Work shall be performed in a good and workmanlike manner and in a manner similar to and consistent with the Building standard improvements in the Building.

(2) Tenant shall, on or before the Initial Surrender Date, vacate and deliver the Initial Contraction Premises to Landlord in the condition in which the Premises are required, pursuant to the provisions of the Lease (including, without limitation, Article 11 thereof) to be delivered to Landlord upon the expiration or prior termination of the Term of the Lease.

(3) Base Rent and Additional Rent payable by Tenant and Tenant’s Proportionate Share for the balance of the Term shall be adjusted accordingly to reflect the reduced square footage of the Premises.

C. Future Contraction Right.

(i) Procedures for Future Contraction Right Exercise.  Subject to the Contraction Conditions, which Landlord may waive in its sole and absolute discretion, at any time, upon written notice to Tenant, Tenant shall have the right (the “Future Contraction Right”) to terminate the Term of the Lease with respect to the Future Contraction Premises.  Tenant may exercise the Future Contraction Right by giving Landlord written notice (“Future Contraction Notice”) on or after March 31, 2016, but on or before March 30, 2019, and by paying the Future Contraction Fee to Landlord.  The Future Contraction Fee shall be payable as follows: (i) fifty (50%) percent of the Future Contraction Fee shall payable to Landlord at the time that Tenant gives the Future Contraction Notice to Landlord (“Initial Payment”), and (ii) the balance of the Future Contraction Fee (“Second Payment”) shall be payable by Tenant to Landlord on or before the date six (6) months after Tenant gives the Future Contraction Notice to Landlord.  If Tenant fails timely give a Future Contraction Notice and/or to pay the Initial Payment at the time that Tenant gives the Future Contraction Notice to Landlord, then the Future Contraction Right shall be null and without force or effect.  If Tenant gives Landlord a timely Future Contraction Notice and pays the Initial Payment at the time that it gives the Future Contraction Notice, but Tenant fails timely to pay the Second Payment to Landlord, then the exercise by Tenant of the Future Contraction Right shall remain effective, and Tenant’s failure to pay the Second Payment shall be deemed to be a default by Tenant in its obligations under the Lease.

The Future Contraction Notice shall set forth the date (“Future Surrender Date”) that the term of the Lease with respect to the Future Contraction Premises will terminate, which Future Surrender Date shall be: (x) on or after July 1, 2017, but on or before June 30, 2020, and (y) no earlier than the last day of the calendar month which is fifteen (15) months after Landlord receives the Future Contraction Notice.

(ii) Tenant’s Obligations in the Event of Future Contraction Right Exercise.  If Tenant exercises its Future Contraction Right, then:

(1) Tenant shall, on or before the Future Surrender Date, vacate and deliver the Future Contraction Premises to Landlord in the condition in which the Premises are required, pursuant to the provisions of the Lease (including, without limitation, Article 11 thereof) to be delivered to Landlord upon the expiration or prior termination of the Term of the Lease.

(2) Base Rent and Additional Rent payable by Tenant and Tenant’s Proportionate Share for the balance of the Term shall be adjusted accordingly to reflect the reduced square footage of the Premises.

(iii) Effect of Exercise of Future Contraction Right on Tenant’s Expansion Right and Tenant’s Rights of First Offer.  Tenant’s exercise of the Future Contraction Right shall be deemed a waiver of Tenant’s Expansion Right set forth in Section 8 hereof and Tenant’s ROFO Rights set forth in Article 33 of the Lease (as amended by Section 10 below), for a period of two (2) years following the date Landlord receives the Future Contraction Notice.

D. Effect of Exercise of Initial Contraction Right on Abated Base Rent.  In the event that Tenant exercises its Initial Contraction Right and the Initial Surrender Date occurs after July 1, 2017 but before March 31, 2018, then (i) Tenant shall continue to pay Rent for the portion of the Initial Contraction Premises for which Tenant has exercised its Initial Contraction Right during the period of time commencing on July 1, 2017 and expiring on the date that Tenant vacates and delivers the Initial Contraction Premises to Landlord in the condition required by this Third Amendment, and (ii) Tenant shall not be entitled to the Abated Base Rent with respect to the portion of the Initial Contraction Premises for which Tenant has exercised its Initial Contraction Right.

10. Existing Right of First Offer.  Tenant’s right of first offer, as set forth in Article 33 of the Lease, shall remain in force and effect, except that:

A. Said right of first offer shall apply only to space in the Building and not in the Phase II Building (now known as 121 River Street), since Landlord does not own the Phase II Building.

B. Said right of first offer shall only apply to space on floors which are located above the highest floor in the Building in which the Premises are then located.

C. If a Proposed Space becomes available after the date five (5) years prior to the expiration of the term of the Lease, and if Tenant would otherwise have the right to lease such Proposed Space pursuant to said Article 33, as amended by this Section 10, but Tenant then has no right to further extend the term of the Lease (i.e. either because Tenant has no further extension options, or any remaining extension options have been irrevocably waived by Tenant or have lapsed unexercised), then Tenant shall, notwithstanding anything to the contrary in said Article 33 or in this Section 10, have no further right to lease such Proposed Space pursuant to said Article 33.

D. If a Proposed Space becomes available after the date five (5) years prior to the expiration of the term of the Lease, and if Tenant has the right to lease such Proposed Space pursuant to said Article 33, as amended by this Section 10, it shall be a condition to Tenant’s right to lease such Proposed Space that, at the time Tenant gives its Tenant Acceptance Notice for a Proposed Space, Tenant gives a Tenant’s Extension Exercise Notice to Landlord irrevocably exercising its right, pursuant to Section 11 of this Third Amendment, to extend the term of the Lease for the next following Extended Term, the parties expressly agreeing, that:

(i)           Tenant shall, notwithstanding the provisions of Section 32.1 of the Lease (as replaced by said Section 11), have the right, as permitted pursuant to this Section 10.D, to give such Tenant’s Extension Exercise Notice prior to the Not Earlier Than Date for such Extended Term, and

(ii)           in such event, Landlord may, notwithstanding the provisions of Section 32.4 of the Lease (as replaced by said Section 11), deliver Landlord’s Rent Notice to Tenant on or before the later of: (i) the date thirty (30) days after Landlord receives both Tenant’s Extension Exercise Notice and the Tenant Acceptance Notice, or (ii) the date twenty-four (24) months prior to the expiration of the then current Term of the Lease.

E. If Tenant exercises either of its Contraction Rights pursuant to Section 9 above, then Tenant’s right of first offer pursuant to Article 33 shall only apply (if applicable) after the expiration of the lease(s) of the next tenant(s) of the portion(s) of the Premises terminated by Tenant pursuant such Contraction Rights, as such lease(s) may be extended pursuant to an express renewal or extension option provided in such lease(s).

F. If Tenant does not exercise its Expansion Right pursuant to Section 8 above, then Tenant’s right of first offer pursuant to Article 33 shall only apply (if applicable) after the expiration of the lease(s) of the next tenant(s) of the Expansion Premises, as such lease(s) may be extended pursuant to an express renewal or extension option provided in such lease(s).

As of the Execution Date hereof, all references in Article 33 to the Phase II Building shall be deleted in their entirety and shall be of no further force and effect.

11. Extension Options.  Except to the extent incorporated by reference in this Third Amendment, Article 32 (Renewal Options) is hereby deleted in its entirety and the following is substituted in its place:

“32.1           Procedures for Exercising Tenant’s Extension Option.  Provided there is no Event of Default hereunder, either as of the date Tenant gives an Extension Exercise Notice or as of the first day of the Extended Term in question, Tenant shall have the right (“Tenant’s Extension Option”) to extend the term of the Lease as it relates to either: (i) the entire Premises, or (ii) a portion of the Premises consisting of at least 231,000 square feet of Rentable Area of the Premises (the “Renewal Premises”) for two periods (each an “Extended Term”) of five (5) years each. The first Extended Term shall commence as of April 1, 2033 and expire as of March 31, 2038 and the second Extended Term shall commence as of April 1, 2038 and expire as of March 31, 2043.  Tenant may exercise its right to extend the Term of the Lease for an Extended Term by giving written notice (“Tenant’s Extension Exercise Notice”) to Landlord on or before the date (“Last Extension Option Exercise Date”) which is, subject to Section 32.5, eighteen (18) months prior to the commencement of the Extended Term in question, but not earlier than the date (“Not Earlier Than Date”) which is, subject to Section 10.D of the Third Amendment and to Section 32.5, thirty (30) months prior to the commencement of the Extended Term in question.  Tenant’s Extension Exercise Notice shall set forth whether Tenant is exercising its right to extend the Term with respect to the entirety of the Premises then demised to Tenant, or a portion of the Premises, and if a portion of the Premises, shall specify the portion of the Premises comprising the Renewal Premises, subject to the following conditions:

(i)	The Rentable Area of the Renewal Premises shall contain at least 231,000 square feet;

(ii)
The Renewal Premises shall consist of entire floors within the Premises that are a contiguous unit; provided that if Tenant is leasing a partial floor at the time of Tenant’s Extension Exercise Notice, the Renewal Premises may consist of such partial floor so long as such partial floor is contiguous to the other floors subject to such notice; and

(iii)	All space within the Renewal Premises shall be a contiguous unit.

If Tenant shall fail timely to give Tenant’s Extension Exercise Notice, then Tenant shall have no further right to extend the Term of the Lease, time being of the essence of the exercise by Tenant of each Tenant’s Extension Option.  If Tenant timely and properly gives Tenant’s Extension Exercise Notice, then the Term of the Lease shall be extended for the Extended Term in question, without the need for further act or deed of either party.

32.2           Terms Applicable to Extended Terms.  All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the then current term (i.e., Extension Term or Extended Term, as applicable) shall apply to each Extended Term except that (i) the Annual Base Rent for each Extended Term shall be 95% of the Fair Market Rent (as hereinafter defined) for the Renewal Premises in question, determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s FMR Determination”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the Term of this Lease beyond the Extended Terms hereinabove provided, (iii) there shall be a reduction in the Premises, a recalculation of Tenant’s Percentage and a pro-rata reduction in parking based upon a reduction in the Premises as a result of Tenant’s election to renew as to less than the entire Premises, and (iv) the number of renewal options remaining to be exercised shall be reduced accordingly.

32.3           Definition of Fair Market Rent.  The term “fair market rent” shall be the rent that a willing tenant would pay and a willing landlord would accept in an arms-length transaction to lease the Renewal Premises for the applicable Extended Term, giving due consideration to the condition of the Renewal Premises as improved, the fact that the Building is of first-class design, the location of the Building on the waterfront and its proximity to public transportation, the location of the Renewal Premises in the Building and its quality, the length of the Term of the Lease, the base year for Operating Expenses, any free rent or tenant improvement allowances, and all other factors that would be relevant to a third-party tenant desiring to lease the Renewal Premises for the Extended Term.

32.4           Determination of Fair Market Rent.  The provisions of Section 32.2(iii) of the Lease are incorporated herein by reference, except that, in lieu of the first sentence of Section 32.2(iii), the following shall apply:

“On or before the later of: (i) thirty (30) days after Landlord receives Tenant’s Extension Exercise Notice, or (ii) the date seventeen (17) months prior to the expiration of the then current Term of the Lease, Landlord shall give Tenant written notice (“Landlord’s Rent Notice”) of Landlord’s determination of the fair market rent and the annual Base Rent for the Extended Term.”

32.5           Public Release of Statement on Behalf of Tenant of Execution of a Lease to Relocate Tenant’s Operations from the Premises.  Notwithstanding the foregoing, if, prior to Tenant’s giving Tenant’s Extension Exercise Notice with respect to a remaining Extended Term,  (i) a statement is made on behalf of Tenant, in either the public press or other public media, by an officer or authorized agent on behalf of Tenant to the effect that Tenant has committed to relocate its operations from the Premises to another location and vacate its entire Premises in the Building, and (ii) Tenant has, in fact, executed a lease for the purposes relocating its operations from the Premises to such other location and vacating its entire Premises in the Building, then Tenant’s Extension Option shall be deemed to have been amended so that: (i) the Last Extension Option Exercise Date shall be the date which is twenty-four (24) months prior to the commencement of the Extended Term in question, and the Not Earlier Than Date shall be the date which is thirty-six (36) months prior to the commencement of the Extended Term in question.

12. Estoppel.  To the best of the knowledge of each party hereto, the other party is not, as of the Execution Date of this Third Amendment, in default of its obligations under the Lease.

13. Modified Lease Provisions.

A. Operating Expenses.  Effective as of July 1, 2017:

(i) [Intentionally Deleted].

(ii) No Contingent Fee Auditor.  The following shall be added at the end of Section 5.3: “Tenant shall have no right to engage anyone to examine the books and records of Landlord and its managing agent pursuant to Section 5.2 of the Lease who is compensated on a contingent basis.

B. Tenant Alterations.   Effective as of the Execution Date of this Third Amendment:

(i) Reimbursement of Third Party Review Costs in Connection with Tenant Alterations.  The following shall be added at the end of the last sentence of Section 9.2 of the Lease:  “provided however, that Tenant shall reimburse Landlord for its reasonable and actual out-of-pocket third-party costs incurred in the review of any plans submitted by Tenant for Landlord’s approval of any Alterations that affect Building structure or systems.”

(ii) Elimination of Work Agreement and Override Agreement.  Exhibit B of the Lease and the Override Agreement shall be void and of no further force or effect.

(iii) Construction Rules and Regulations.  In place of any requirements of Exhibit B of the Lease and the Override Agreement which apply to Alterations made by Tenant, and without limiting the provisions of the Lease (including, without limitation, Articles 9 and 27) which apply to the Tenant’s making of Alterations, Tenant shall comply with the Construction Rules and Regulations attached hereto as Exhibit B, Third Amendment and Exhibit B-1, Third Amendment.  Landlord shall have the right to revise the Construction Rules and Regulations, from time to time, provided that: (i) any such revisions are reasonable and non-discriminatory with respect to similarly situated occupants of the Building and do not otherwise increase Tenant’s costs or liability under this Lease or, impose any new material obligation upon Tenant, or adversely affect in any material respect Tenant’s use and occupancy of the Premises or the Common Areas, and (ii) in the event of any conflict between the provisions of the Lease and the provisions of such revisions, the provisions of the Lease shall control.

C. Assignment and Subletting.  Effective as of the Execution Date of this Third Amendment:

(i) Net Worth Test in Connection with Transfers to Successor without Landlord’s Consent:  The following shall be inserted at the end of Section 10.1(ii)(1) of the Lease:

“, provided that the net worth (as evidenced by current financial statements, in form reasonably satisfactory to Landlord) of any such Successor immediately following such assignment is not less than $240,000,000.00.”

(ii) Landlord’s Share of Profit in Connection with Subleases and Assignments:

(1) The phrase “any unamortized Tenant Improvements or alterations for which Tenant was not otherwise reimbursed by the Construction Allowance for the portion of the Premises sublet or assigned” contained in Section 10.3(iii) is hereby deleted and is replaced with the following:

“the unamortized portion of the amount by which the cost of such Tenant Improvements or alterations exceeds any contribution or other funds provided by Landlord towards such costs, provided that: (i) such unamortized portion shall only be deducted to the extent allocable to the term of the sublease or assignment in question, (ii) such unamortized portion shall not exceed $10.00 per rentable square foot of the portion of the Premises sublet or assigned, (iii) in no event shall such unamortized portion include the cost of any Tenant Improvements or alterations constructed prior to the Execution Date of the Third Amendment, (iv) the Tenant Improvements and alterations in the portion of the Premises sublet or assigned are not demolished or removed from such portion of the Premises prior to the commencement of the sublease or assignment in question, and (v) it shall be a condition to Tenant’s right to deduct such unamortized portion that Tenant deliver to Landlord reasonable evidence of such costs”.

(2) The last sentence of Section 10.3(iii) of the Lease is hereby deleted and is of no further force or effect.

D. Revised Publishing Firm List.  Tenant confirms that, as of the Execution Date of this Third Amendment, the current Revised Publishing Firm Exhibit which is in effect is attached hereto as Exhibit C, Third Amendment.

14. Tenant’s Signage Rights.

A. Effective as of the Execution Date of this Third Amendment, (x) the restrictions imposed on signage at the Building contained in the third and fourth sentences of Section 39.9(i) of the Lease and (y) Tenant’s rights to certain exterior signage under Section 39.9(ii) of the Lease shall each only be in force and effect so long as John Wiley & Sons, Inc. (together with its Affiliates and Business Groups under any sublease) leases and is in occupancy of at least 138,000 square feet of Rentable Area in the Building.  For purposes of the foregoing occupancy requirement only, Tenant shall be considered to be “in occupancy” of any portion of the Premises even if such portion of the Premises is subject to a sublease or other occupancy agreement so long as the term of any such sublease or other occupancy agreement is three (3) years or less with no option to extend or renew.

B. Subject to Tenant’s obtaining all necessary governmental permits and approvals and Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant may install the following replacement or additional signage at the Building: (1) signage on or above the elevator doors in the main lobby of the Building for the elevators which serve the floors in the Building then occupied by Tenant, (2) a lighted (but not flashing and not neon) sign (“Roof Level Sign”) in Tenant’s corporate colors on the side of the roof facing the Hudson River, which signage shall be in compliance with all applicable local and safety codes, in a size not to exceed 6 feet high and 12 feet long and in a location to be designated by Landlord in its reasonable discretion (which reasonable discretion may include consideration of the impact of the illumination of such sign on other tenants in the Building), and (3) replacement façade signage (“Façade Signage”) above the front and rear entranceways of the Building (which existing façade signage is depicted in Exhibit O of the Lease), with Tenant’s new corporate logo.  Tenant’s rights to maintain the Roof Level Sign and the Façade Signage shall be in force and effect only so long as John Wiley & Sons, Inc. (together with its Affiliates and Business Groups under any sublease) leases and is in occupancy of at least 231,000 square feet of Rentable Area in the Building.

15. Landlord’s Work.  Landlord shall, at no cost to Tenant, perform the work (“Landlord’s Work”) set forth below.

A. Turnstile Security System.  Landlord will install a turnstile security system in the main lobby of the Building, as shown on Exhibit D, Third Amendment, attached hereto and incorporated herein (“Turnstile System”).  Landlord and Tenant will reasonably collaborate in the design of the Turnstile System, and the Turnstile System shall be compatible with Tenant’s existing ID cards.  Landlord shall use reasonable efforts to complete the Turnstile System by January 31, 2016; however, except as expressly set forth in Section 15.D below, Landlord shall have no liability to Tenant, and Tenant shall have no claim against Landlord, in the event that Turnstile System is not complete by January 31, 2016.

B. Installation of Deflectors to Stop Baseboard Staining Above Convectors.  In order to attempt to correct the baseboard staining which occurs above the convectors, Landlord shall install deflectors, as further described on Exhibit E, Third Amendment.  Landlord agrees to reasonably coordinate the timing of such installation with the performance of Tenant’s Work.  Landlord shall have no liability to Tenant, and Tenant shall have no claim against Landlord in the event that the installation of the deflectors does not correct the staining.  Landlord shall use reasonable efforts to complete the installation of the deflectors by January 31, 2016 (unless Tenant requests that Landlord delay such installation in order to coordinate with Tenant’s Work); however, except as expressly set forth in Section 15.D below, Landlord shall have no liability to Tenant, and Tenant shall have no claim against Landlord, in the event that the installation of the deflectors is not complete by January 31, 2016.

C. Flood Control Door.  Landlord shall install a flood control door on the river-side of the parking area serving the Building, as further described on Exhibit F, Third Amendment.  Landlord shall use reasonable efforts to complete the installation of the flood control door by January 31, 2016; however, except as expressly set forth in Section 15.D below, Landlord shall have no liability to Tenant, and Tenant shall have no claim against Landlord, in the event that the installation of the flood control door is not complete by January 31, 2016.

D. Tenant’s Self-Help Remedy.  If Landlord fails to perform its obligations under Sections 15.A, 15.B or 15.C, above by January 31, 2016, and Landlord shall not have commenced efforts to cure such failure within thirty (30) days after notice thereof from Tenant expressly stating that the failure of Landlord to cure timely shall give rise to Tenant’s right to cure pursuant to this Section 15.D, or Landlord thereafter shall fail to proceed diligently to complete such cure, then Tenant, at its option, may, but shall not be obligated to, in a commercially reasonable fashion, perform such obligations for the account of Landlord.  Landlord agrees to reimburse Tenant for any reasonable amounts actually paid by Tenant in connection therewith within thirty (30) days after Tenant gives Landlord notice thereof (which shall include appropriate documentation describing, in reasonable detail, any work or services provided by Tenant for the account of Landlord, together with supporting invoices therefor).  If Landlord shall fail to reimburse Tenant and such failure shall continue for thirty (30) days after Tenant provides a written notice to Landlord which expressly and specifically identifies such failure to pay the amount requested and specifically references this Section 15.D, then Tenant shall have the right to set-off such unpaid amount against the next monthly installment(s) of rent payable under the Lease.  If Tenant undertakes to perform any work pursuant to this Section 15.D: (1) the insurance and indemnity provisions of the Lease shall apply to Tenant’s performance of such work; (2) Tenant shall proceed in accordance with all applicable laws and legal requirements; (3) Tenant shall retain only duly licensed and reputable contractors and suppliers; (4) Tenant shall perform all work in a good and workmanlike and commercially reasonable manner, consistent with the standards of the Building; (5) Tenant shall use new or like new materials; (6) in no event shall any work performed by Tenant adversely affect the structure of the Building or any Building systems, and (7) Tenant shall use diligent efforts to minimize any interference or impact on the other tenants and occupants of the Building.

16. Sustainability.

A. Landlord will use commercially reasonable efforts to undertake a sustainability program that is anticipated to be completed in 2015, with the intent of obtaining certification under the Leadership in Energy and Environmental Design (“LEED”) in 2016.  Landlord will use commercially reasonable efforts so that such system does not modify current temperature and wet bulb criteria as required in the Design Criteria.  The anticipated sustainability practices and procedures being contemplated by Landlord include but are not limited to; water efficiency; indoor environmental quality; energy and atmosphere.  Landlord shall cooperate, at Tenant’s request and at no cost or liability to Landlord, with Tenant to increase fresh air to exceed code minimums allowing for increased densification of space, including hiring third party consultant to conduct a survey based on occupancy to meet building requirements; provided, however, that to the extent that any such consultants or related work are required to comply with applicable laws or with the terms of the Lease, the costs thereof shall not be payable by Tenant (except to the extent includable in Operating Expenses to the extent permitted under the Lease).  Landlord has established and agrees to continue to maintain a recycling program within the Building.

B. Landlord acknowledges that Tenant may elect to pursue LEED certification for the proposed renovations for the Premises or portions thereof. Landlord shall reasonably cooperate with Tenant, at Tenant’s request and at no cost or liability to Landlord, to obtain LEED certification including, without limitation, supplying building data and documentation reasonably required in connection with its application for such certification.

C. Landlord will consider the installation of chargers for electric vehicles and bike racks in the Building parking lot, but the installation of any such chargers or bike racks will be at Landlord’s discretion in its sole business judgment.

17. [Intentionally Deleted].

18. Limitation of Liability.  In addition to all other limitations contained in the Lease, as amended hereby, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall personally be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

19. Broker.  Tenant and Landlord each warrants and represents to the other that it has dealt with no broker in connection with the consummation of this Third Amendment, other than Studley and CBRE (together, the “Broker”) and in the event of any brokerage claims or liens against Landlord, Tenant or the Building predicated upon or arising out of prior dealings with Tenant or Landlord, other than by Broker, Tenant and Landlord each agrees to defend the same and indemnify and hold the other party harmless against any such claim, and to discharge any such lien.  Landlord shall be responsible for the payment of a commission to Broker, pursuant to and subject to the terms and conditions of a separate agreement between Landlord and Broker.

20. Miscellaneous.

A. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.  Except as amended hereby, the Lease is hereby ratified and confirmed to be in full force and effect.

B. Landlord represents and warrants to Tenant that, as of the date hereof, (i) there are no ground or underlying leases covering the whole or any portion of the Property, other than the Underlying Lease Agreement, and (ii) there are no mortgages that constitute a lien or charge on the whole or any portion of the Property.

C. Each party hereto represent and warrant to the other party that it has full right and authority to execute and perform its obligations under the Lease as amended by this agreement, and that such persons are duly authorized to execute this agreement on behalf of said party without further consent or approval by anyone.

D. This Third Amendment is the entire agreement of the parties regarding modifications of the Lease provided herein, supersedes all prior agreements and understandings regarding such subject matter, may be modified only by a writing executed by the party against whom the modification is sought to be enforced, shall bind and benefit the parties and their respective heirs, legal representatives, successors and assigns, shall be governed by the laws of the State of New Jersey.

E. This Third Amendment may be executed in counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

LANDLORD:

HUB PROPERTIES TRUST,
a Maryland real estate investment trust

By:_________________________________
      David M. Lepore
      Senior Vice President

TENANT:

JOHN WILEY & SONS, INC.,
a New York corporation

By:_________________________________
     Name:____________________________
     Title:_____________________________

EXHIBIT B, THIRD AMENDMENT

Plan of RFO Premises

EXHIBIT B, THIRD AMENDMENT

CONSTRUCTION RULES AND REGULATIONS

A.           Generally

1.           All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and the requirements stated in the Lease.

2.           All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

3.           Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

4.           Any Alteration (i) having a total cost of less than $25,000, (ii) the scope of which does not impact Building structure or MEP, life safety, sprinkler or HVAC systems and (iii) that does not require a construction permit, shall be deemed to be excluded from the requirements of Articles B, C, E and H of this Exhibit; provided, however with respect to any such alteration Tenant shall notify Landlord, through Landlord’s Building manager, of when and by whom such work is scheduled to be performed.

B.           Plans

1.           Before commencing construction of any Alterations (other than Permitted Alterations which are cosmetic in nature, such as painting, wallpapering, installation of floor coverings, etc. (“Decorative Permitted Alterations”)), Tenant shall submit to Landlord (which submissions shall be subject to Landlord’s written approval to the extent such approval is required under Article 9 of the Lease and consistent with the standards as provided in Article 9 of the Lease), either a description of the Alterations or drawings and specifications for Tenant’s Alterations as follows:

(i)           Tenant shall submit drawings and written specifications (collectively, “Plans”) for the proposed Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings, if applicable.  Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with applicable building codes.

(ii)           Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they do not require a building permit, (2) they do not require work to be performed inside walls or above the ceiling of the Premises, (3) they are not visible from the exterior of the Building, and (4) they will not affect the Building structure or mechanical, electrical, plumbing or HVAC systems.  If Tenant does not submit Plans in connection with a proposed Alteration to be made by Tenant, but if, in Landlord’s reasonable judgment, the Alteration will not satisfy any of the foregoing criteria, then Landlord shall have the right to require Tenant to submit Plans for such proposed Alteration.

2.           Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and, to the extent Landlord has an approval right under Article 9 of the Lease, notify Tenant of approval or disapproval.  If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval, and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord.  No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease.  Tenant shall not make any changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance.

3.           All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers.  Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4.           Before commencing construction of any Alterations (other than Decorative Permitted Alterations), Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord, if applicable.

C.           Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and any subcontractors for Landlord’s approval.  If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval. General Contractor shall be responsible for the acts or omissions of any subcontractor or anyone else performing work by, through or under General Contractor.

D.           Insurance

1.           Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i)
Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit B-1, Third amendment, from the general contractor and, if requested by Landlord, from subcontractors with contract prices in excess of $30,000 (Landlord will return two fully executed copies to Tenant), and

(ii)
insurance certificates for the General Contractor and subcontractors as required by Exhibit B-1, Third amendment, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.	Building Permit and Other Legal Requirements

1.           Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations do not require the issuance of a building permit).  Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2.           Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (1) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations, and (2) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations.  Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work.  Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.	Materials and Workmanship

1.           All equipment to be incorporated into the Premises and other installations must be equal to the Building standard and all materials shall be new, and consistent with a first-class office building.  Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2.           Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission.

3.           The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation.  Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire Term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely affect the Building or the appearance or rental value of the Premises, as determined by Landlord in its reasonable discretion.

4.           Alterations must be compatible with the existing mechanical, plumbing, HVAC, electrical and life safety systems of the Building (collectively the “Building Systems”).  In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference at Tenant’s sole cost and expense.

G.           Prosecution of the Work

1.           All construction activities shall be conducted so as to avoid disturbance of other tenants.  Landlord may require that all demolition and other categories of work that may inconvenience other tenants or disturb Building operations be scheduled and performed before or after normal Building operating hours (at times reasonably determined by Landlord), and Tenant shall provide the Building manager with at least 24 hours’ notice prior to proceeding with such work

2.           Subject to Landlord’s reasonable scheduling requirements, if Tenant’s contractors desire access to the Building at any times other than normal business hours, Landlord shall use reasonable efforts to provide such access, provided, however, that Tenant shall pay Landlord any additional cost reasonably incurred by Landlord to provide such access, including, without limitation, additional costs for utilities, personnel, and security.

3.           Prior arrangements for elevator use shall be made with the Building manager by Tenant or the General Contractor.  Elevator cabs shall be properly padded and no material or equipment shall be carried under or on top of elevators.  If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

4.           Under no circumstances will any persons or material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5.           If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense.  No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6.           Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7.           To the extent applicable for the type of work to be performed, all areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris.  All floors shall be protected from the construction process.

8.           To the extent applicable for the type of work to be performed, the General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

9.           Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times.  All construction debris is to be discarded in waste containment provided by the General Contractor only.  No material or debris shall be stored outside the Premises or Building without the prior written approval of the Landlord’s representative.

10.           [Intentionally Deleted].

11.           Tenant, either directly or through the General Contractor, will as soon as reasonably possible notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors.  Such damage shall be repaired within 72 hours unless otherwise directed by the Landlord in writing.  Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12.           Construction personnel shall use the restrooms located within Tenant’s Premises only.  If there are no restrooms within Tenant’s Premises, then construction personnel shall use only those Building restrooms located on the floor where the work is being performed.

13.           The General Contractor and all subcontractors shall cause their employees to adhere to all applicable Rules and Regulations of the Building.

14.           Landlord shall have the right to supervise and inspect the Alterations as the work progresses (and Landlord will use reasonable efforts to minimize interference with such construction activities), and, if applicable, to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord.

H.           Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

Within fifteen (15) days after the Substantial Completion of the Alterations (other than Decorative Permitted Alterations), Tenant shall furnish Landlord with the following documents:

(i)
If (x) Plans for the Alterations were prepared by an architect, the Alterations required the issuance of a building permit and such Alterations, in the aggregate exceed $50,000, or (y) the Alterations affect the Building Systems or structure  “as built” drawings in paper and electronic (CAD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(ii)
if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(iii)	full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers performing work in excess of $25,000;

(iv)	if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

(v)	copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

(vi)	copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

(vii)
If a building permit was issued or was required to be issued for the Alterations, a copy of the final, permanent Certificate of Authorization to Occupy or Use or amended Certificate of Authorization to Occupy or Use as issued by the Port Authority and/or municipality, as applicable, for the Alterations.

EXHIBIT B-1, THIRD AMENDMENT

CONTRACTORS INSURANCE REQUIREMENTS

Building:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above.  Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.           Contractor agrees to indemnify and save harmless the Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

2.           Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance (which may be satisfied with a combination of primary and umbrella insurance policies):

(a)           Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)           Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:    $3,000,000 per person
$3,000,000 per occurrence

Property Damage:    $3,000,000 per occurrence
$3,000,000 aggregate

(c)           Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:    $3,000,000 per person
$3,000,000 per occurrence

Property Damage:    $3,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

The insurance provided in (b) and (c) above shall name Landlord as an additional insured.

3.           Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)           Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b)           Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors with contracts in excess of $30,000 engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this      day of              , 20  .

Contractor:                                                                Landlord:

By:  ____________________                                                                           By:

By:  ____________________                                                                           By:

EXHIBIT C, THIRD AMENDMENT

Publishing Firms

Firm	Domicile	Parent Co.
Pearson	UK	Pearson (corp.)
McGraw-Hill Education	US	The McGrawHill companies
Random House	Germany	Bertelsmann AG
Reed Elsevier	UK/NL/US	Reed Elsevier (corp.)
Wolters Kluwer	NL	Wolters Kluwer
Houghton Mifflin Harcourt	US	Education Media and Publishing Group Limited
Scholastic (corp.)	US	Scholastic
ThomsonReuters	US	The Woodbridge Company Ltd.
Hachette Livre	France	Lagardère
Holtzbrinck	Germany	Verlagsgruppe Georg von Holtzbrinck
Cengage	US	Apax Partners et al.
Cambridge University Press	UK	Cambridge University Press
Springer Science and Business Media	Germany	EQT and GIC Investors
Harper Collins	US	News Corporation
Informa	UK	Informa plc
Oxford University Press	UK	Oxford University
Simon & Schuster	US	CBS
China Education and Media Group (form. Higher Education Press)	China (PR)	China Education and Media Group
Perseus	USA	Perseus
Harlequin	Canada	Torstar Corp.
Dow Jones
Bloomberg
Readers Digest

EXHIBIT D, THIRD AMENDMENT

Location of Lobby Turnstiles

VESTIBULE
1.004
HALLWAY
1.002
1.005
P.E.11
PASSAGEWAY
1.010
P.E.1
P.E.2
P.E.3
P.E.4
P.E.5
PROPOSED
CARD IN/
FREE EXIT
TURNSTILE
LOCATION
(TYP OF 2)
ADA
ADA
STD
ELEVATOR
LOBBY
1.001
P.E.10
P.E.9
P.E.8
P.E.7
P.E.6
S.E.11
FREIGHT
ELEVATOR
LOBBY
1.012
PASSAGEWAY
1.013A
CORRIDOR
DOMESTIC
WATER
PUMP RM.
1.014

111 RIVER STREET
HOBOKEN NJ 07030
111 RIVER STREET :: HOBOKEN, NJ 07030

GROUND FLOOR LOBBY

SCALE:1/8"=1'-0"

05/05/2014

HLW International LLP
115 Fifth Avenue
New York, NY 10003
Tel 212 353 4600

hlw

SK
001

EXHIBIT E, THIRD AMENDMENT

Deflectors

The heat emanating from the existing perimeter heating units creates a stain on the wall above caused by the discharge of heat and built up of dust in the heating unit.  The revised design installs a curved sheet metal "deflector" that effectively redirects the dust and heat away from the wall.  A prototype was installed on a heating unit in the 4th floor West area in September 2013 and as of 5/13/14 has effectively worked to fix the issue.

Deflectors are aluminum sheet metal spray painted to match electric heaters color.
36" or 48" long
3/4" back with 60 degree angle 2-3/4" high with a radius on the corners.
Mounting holes on back 1/4" hole, 3" in on both ends and one hole in center. Holes are centered on the 3/4" back.

Mounted 2 inches above heater with #8 1" sheet metal screws and #2 metal EZ anchors

3rd floor 0 north side 21 east side 22 south side 21 west side total     64
4th floor 22 north side 19 east side 24 south side 19 west side total   84
5th floor 22 north side 19 east side 24 south side 19 west side total   84
6th floor 22 north side 19 east side 24 south side 19 west side total   84
7th floor 22 north side 19 east side 24 south side 19 west side total   84
8th floor 22 north side 19 east side 24 south side 19 west side total   84
9th floor 22 north side 19 east side 24 south side 19 west side total    84
Heaters range in sizes 3 feet and 4 feet
Total baseboard heaters                                             568
Note: There are offices on the north and south sides all floors that the heaters are blocked by a desk they may not need deflectors.

EXHIBIT F, THIRD AMENDMENT

Rentable Area of the Office Premises

Floor of the Office Premises	Rentable Area (rentable square feet)
Second	51,350
Third	52,151
Fourth	46,713
Fifth	46,713
Sixth	46,713
Seventh	46,713
Eighth	46,713
Ninth	46,062

EXHIBIT G, THIRD AMENDMENT

Approved Configuration of Ninth Floor

John Wiley & Sons, Inc. 111 River Street, Hoboken, NJ – 9th Floor/Demised
Scale: Not to Scale 5/07/14